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           CHANGE OF CONTROL, CONFIDENTIALITY AND NONCOMPETE AGREEMENT

                                      -OOO-

         This Change of Control, Confidentiality and Noncompete Agreement is entered into as of June 22, 2000, between DAMARK INTERNATIONAL, INC., a Minnesota corporation (including its subsidiaries, the "Company"), located in Minneapolis, Minnesota, and Kim Mageau, an individual residing at
                                   ("Executive").
- ----------------------------------

                                    RECITALS:

         A. The Executive is being hired to serve as the Chief Financial Officer of the Company's Membership and, as such, is a key executive of the Company.

         B. The Board of Directors of the Company believes that it is imperative to diminish the inevitable distraction to the Executive that arises by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control (as defined herein) of the Company.

         C. The Company believes that it is important that it receive certain assurances with respect to its Confidential Information and the Executive's Work Product (each as defined herein) and that the Company receive certain protections with respect to the Executive's activities following termination of his employment.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

         1. DEFINITIONS. The following terms as used herein shall have the following meanings:

                  (a) "Annual Bonus" means the cash annual bonus based on the achievement by the Company of performance goals or any other short-term incentive or bonus plan established by the Board of Directors or the Compensation Committee of the Board of Directors from time to time.

                  (b) "Base Salary" means the base salary payable to the Executive as determined by the Company from time to time, including modifications by the Compensation Committee prior to any Change in Control.

                  (c) "Cause" means termination of the Executive in the event that the Executive: (i) has repeatedly failed to perform the material duties specified for the position to which the Executive has been elected, which failure is willful and deliberate; (ii) has engaged in an act or acts of dishonesty which is or are intended to result in substantial personal enrichment for the Executive; (iii) has knowingly engaged in conduct which is materially injurious to the Company; (iv) is convicted of, or pleads NOLO CONTENDERE to (A) any felony (other than any felony arising out of negligence), or (B) any crime or offense involving dishonesty with respect to the Company; (v) has failed to comply with the covenants contained in paragraphs 7, 9 or 10 of this Agreement as determined in accordance with paragraph 12 hereof; or (vi) knowingly provides materially misleading information concerning the Company to the Board of Directors of the Company, any governmental body or regulatory agency or any lender or other financing source or proposed financing source of the Company.

                  (d) A "Change in Control" shall be deemed to have occurred if:

                      (i) any "Person" or "Persons" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the Company, any employee benefit plan of the Company, Mark A. Cohn or any entity which reports beneficial ownership of the Company's outstanding securities on
Schedule 13G pursuant to Regulation Section 240.13d-1 promulgated under the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the voting power of all of the Company's then outstanding securities; or

                      (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Incumbent Directors") together with any director (the "New Incumbent Director") whose nomination or election was approved by at least two-thirds of the Incumbent Directors then in office and any New Incumbent Director who was previously elected, cease for any reason to constitute at least a majority of the Board of Directors of the Company; or

                      (iii) the shareholders of the Company approve the sale of all, or substantially all, of the business or assets of the Company or the liquidation or dissolution of the Company, or the shareholders of the Company approve the merger, consolidation or other corporate reorganization of the Company under circumstances in which the Company will not be the surviving party.

Notwithstanding anything to the contrary contained in this Agreement, a "Change in Control" shall not occur upon the sale, transfer or other disposition (including a distribution to the Company's shareholders) of the assets or stock of ClickShip Direct, Inc., a subsidiary of the Company.

                  (e) "Confidential Information" means any information which is proprietary or unique to the Company of the Company, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Company which is not


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readily available in the Company's industry, and any information the Company has indicated is confidential.

                  (f) "Good Reason" means termination by the Executive in the event that (i) the Executive is not at all times the duly elected to the position held by the Executive immediately prior to a Change in Control (or comparable position); (ii) there is any material reduction in the scope of the Executive's authority and responsibility; (iii) there is a reduction in the Executive's Base Salary, a material reduction in the amount of Annual Bonus for which the Executive is eligible, an amendment to any Stock Incentives or employee retirement plan applicable to the Executive which is materially adverse to the Executive, or a material reduction in the other benefits to which the Executive is entitled; (iv) the Company requires the Executive's principal place of employment to be anywhere other than the Company's principal executive offices, or there is a relocation of the Company's principal executive offices outside of Minneapolis/St. Paul, Minnesota metropolitan area; (v) the Company otherwise fails to perform its obligations under this Agreement; (vi) a Change in Control has occurred and the Executive either (x) dies or becomes permanently disabled (as determined by reference to the Company's long-term disability plan) prior to the first anniversary of the Change of Control, or (y) elects to terminate employment with the Company, regardless of the reason therefor, by giving the Company written notice thereof within the 60-day period immediately following the first anniversary of the Change in Control or (vii) the Company fails to obtain the agreement of a successor referred by paragraph 16 hereof prior to the effectiveness of any succession (unless the opinion described in paragraph 16 hereof is rendered to the Executive).

                  (g) "Stock Incentives" means stock options, restricted stock, stock appreciation rights, stock performance units or other stock incentives granted to the Executive by the Compensation Committee of the Board of Directors under any stock-based plan from time to time adopted by the Company.

                  (h) "Termination Date" means the date on which the Executive ceases to be an employee of the Company.

                  (i) "Work Product" means all inventions, creations, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company's actual or anticipated business, research and development or existing or future products or services which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement), together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

         2. TERMINATION FOLLOWING A CHANGE IN CONTROL OF THE COMPANY. In the event of a Change in Control and if, either upon or within (and including) 24 months after such Change in Control, the following provisions shall apply:


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

                  (a) TERMINATION FOR CAUSE BY THE COMPANY. By following the procedure set forth in paragraph 2(d)(i), the Company shall have the right to terminate the employment of the Executive for Cause. If the employment of the Executive is terminated by the Company for Cause, the Executive's rights to compensation and benefits shall be determined under the Company's benefit plans and policies applicable to executives of the Company then in effect.

                  (b) TERMINATION FOR GOOD REASON BY THE EXECUTIVE. By following the procedure set forth in paragraph 2(d)(ii), the Executive shall have the right to terminate the Executive's employment with the Company for Good Reason and shall be entitled to the severance benefits set forth in paragraph 2(e).

                  (c) TERMINATION WITHOUT CAUSE; VOLUNTARY RESIGNATION. If the Company terminates the Executive's employment without Cause upon or within (and including) 24 months after a Change in Control, the Executive shall be entitled to the severance benefits set forth in paragraph 2(e). The Executive may voluntarily terminate his employment without Good Reason, and in such event the Executive's right to further Base Salary payments and Annual Bonus (except Annual Bonus prorated to the Termination Date) shall terminate on the effective date of such resignation, the Executive's rights to other compensation and benefits shall be determined under the benefit plans and policies applicable to the Company's executives as then in effect, and the Executive shall continue to be obligated under paragraph 7, 9 and 10 hereof.

                  (d) NOTICE AND RIGHT TO CURE.

                      (i) TERMINATION BY COMPANY FOR CAUSE. If the Company proposes to terminate the employment of the Executive for Cause under paragraph 2(a), the Company shall give written notice to the Executive specifying the reasons for such proposed termination with particularity and, in the case of a termination for Cause under clauses (i), (ii), (iii) and (vi) of the definition thereof, the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than 30 days from the Executive's receipt of the notice of proposed termination nor longer than the period specified in such notice. Notwithstanding the foregoing, the Executive's employment shall not be terminated for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company's Board of Directors, the Executive has engaged in conduct justifying a termination for Cause.

                      (ii) TERMINATION BY EXECUTIVE FOR GOOD REASON. If the Executive proposes to terminate the Executive's employment for Good Reason under paragraph 2(b) (other than a termination for Good Reason under clause (vi) of the definition thereof, the Executive shall give written notice to the Company, specifying the reason therefor with particularity. In the event the Executive proposes to terminate employment for Good Reason under clauses (i), (ii), (iii),
(iv) or (vii) of the definition thereof, the Termination Date shall be the date of such notice. In the event the Executive proposes to terminate under clause
(vi) of the definition of "Good Cause," the


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

Termination Date shall be the tenth calendar day following such notice or, in the case of disability or death, the date on which the Executive dies or becomes disabled. In the event the Executive proposes to terminate employment for Good Reason under clause (v) of the definition thereof, the Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the Executive's notice which shall not be less than 30 days. If such correction is not so made or the circumstances or situation is such that it is not curable, within 30 days after the expiration of the time so fixed within which to correct such situation, the Executive may give written notice to the Company that the Executive's employment is terminated for Good Reason and the Termination Date shall be the date of such notice.

                  (e) SEVERANCE BENEFITS FOR CHANGE IN CONTROL.

                      (i) BASE SALARY. The Company shall pay the Executive a lump sum cash payment, no later than 10 days after the Termination Date, in an amount equal to the Executive's Base Salary multiplied by two.

                      (ii) ANNUAL BONUS. The Company shall pay the Executive a lump sum cash payment, no later than 10 days after the Termination Date, in an amount equal to (a) the greater of (x) the quotient obtained by dividing the sum of the Annual Bonuses, if any, paid to the Executive during the three calendar years immediately preceding the Termination Date by three (the "Prior Bonus Amount"), and (y) the Executive's target Annual Bonus for the current calendar year, assuming achievement of performance permitting payment of 100% of the target Annual Bonus, PLUS (b) the Executive's target Annual Bonus for the current calendar year, assuming achievement of performance permitting payment of 100% of the target Annual Bonus, pro rated for the number of calendar months (including any partial month as a full calendar month) preceding the Termination Date. If the Annual Bonus for the calendar year immediately preceding the Termination Date has not been determined, the Company shall pay the Executive the target Annual Bonus for the current calendar year, calculate the Prior Bonus Amount as soon as practicable, and pay the Executive the Prior Bonus Amount promptly following calculation.

                      (iii) DISABILITY, LIFE INSURANCE AND MEDICAL/DENTAL COVERAGE; NO UNPAID VACATION OR SICK LEAVE. The Company shall continue the disability, life insurance and medical/dental coverage provided to the Executive immediately prior to the Termination Date. Such coverage shall be provided by the Company at its sole cost until the second anniversary of the Termination Date. If and to the extent additional benefits are available, the Executive has the right to continue health and life insurance benefits under COBRA laws in effect on the Termination Date. The Executive acknowledges that the number of months of health and life insurance benefits available under this Agreement exceed by six months the number of required months under current law. The Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave.

                      (iv) STOCK INCENTIVES. Not later than 30 days after the Termination Date, the Company shall pay the Executive a lump sum cash payment equal to the amount by which the fair market value (determined as of the Termination Date) of the number of shares of stock subject to any Stock Incentive granted to the Executive is in excess of the exercise price or other amount of payment required to be made by the Executive thereunder, but only to the extent that the Executive is not entitled to exercise his Stock Incentives after the Termination Date under the provisions of the Executive's Stock Incentive agreements.

                      (v) OTHER DEFERRED BENEFITS. Not later than 30 days after the Termination Date, the Company shall pay the Executive a lump sum cash payment in an amount equal to the sum of the unvested portion of all other deferred benefits, including without limitation deferred compensation, retirement and profit-sharing plans, but only to the extent that the Executive is not entitled to receive such benefits immediately following the Termination Date under the provisions of the applicable agreements.

                      (vi) OUTPLACEMENT SERVICES. The Company shall pay reasonable fees and expenses, in an amount equal to 15% of the Executive's Base Salary, for the Executive's use of a qualified outplacement service, provided that the use of such outplacement counseling is initiated within 180 days of the Termination Date.

                      (vii) WITHHOLDING. Notwithstanding anything to the contrary herein, the Company shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company is required by law or believes appropriate to withhold.

         3.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) GROSS-UP PAYMENT. Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being collectively referred to as the "Excise Tax"), then the Company shall pay the Executive in cash an amount (the "Gross-Up Payment") such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. An example of the calculation of the Gross-Up Payment is attached hereto as Exhibit A.

                  (b) DETERMINATION OF GROSS-UP PAYMENT. Subject to paragraph 3(c), all determinations required to be made under this paragraph 3, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Executive within 30 days after the Termination Date. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required under this paragraph 3 (which accounting firm shall then be referred to as the "Accounting Firm"). All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph 3 shall be


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promptly paid by the Company. Any Gross-Up Payment (as determined pursuant to this paragraph 3) shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or a similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to paragraph 3(c), and the Executive is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within 5 days after such determination.

                  (c) CONTEST. The Executive shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                      (i) give the Company any information reasonably requested by the Company relating to such claim;

                      (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                      (iii) cooperate with the Company in good faith in order to effectively contest such claim;

                      (iv) permit the Company to participate in any proceedings relating to such claim, provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 3(c), the Company shall control all proceedings taken in connection with such contest. At its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The


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Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) REFUND. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         4. BENEFITS IN LIEU OF SEVERANCE PAY POLICY. The severance benefits provided for in paragraphs 2 and 3 hereof are in lieu of any benefits that would otherwise be provided to the Executive under any severance arrangements or agreement between the Company and the Executive or under any other Company severance pay policy, and the Executive shall not be entitled to any such benefits.

         5. NO FUNDING OF SEVERANCE. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under paragraphs 2 and 3 hereof, and the rights of the Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

         6. BENEFICIARIES. In the event of the Executive's death, any amount or benefit payable or distributable to him pursuant to this Agreement shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument received by the Company prior to the Executive's death, if any, or, if no beneficiary has been designated, to the Executive's estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company. Whenever this Agreement provides for the written designation of a beneficiary or beneficiaries of the Executive, the Executive shall have the right to revoke such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company, except to the extent, if any, restricted by law.


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

         7. COVENANT TO PROTECT CONFIDENTIAL INFORMATION. The Executive acknowledges that in connection with the Executive's employment by the Company, the Executive will be brought into contact with Confidential Information, and the Executive agrees that:

                  (a) The Executive will not disclose to any Person or entity any Confidential Information, either during or after the term of his employment, except to designated employees of the Company (only as such employees need such information and are designated by the Company as needing such information), and attorneys, accountants or other representatives of the Company as may be necessary or appropriate in the ordinary course of performing the Executive's duties as an executive of the Company, or otherwise with the Company's express prior written consent.

                  (b) The Executive will not disclose or transfer any Confidential Information to any third party without the express prior written consent of the Company.

                  (c) The Executive will deliver to the Company promptly upon termination of employment, or at any other time that the Company may so request, all memoranda, notes, records (including electronic data records), reports and other documents (and all copies thereof) relating to the Confidential Information which he may then possess or have within his control.

         8. TERMINATION OF OBLIGATION OF CONFIDENTIALITY. The confidentiality obligations imposed by Section 7 of this Agreement shall cease to apply to Confidential Information after the EARLIEST of the date on which the Executive provides the Company with written evidence clearly establishing that the Confidential Information which has been treated by the Company as Confidential Information: (i) was known to Executive before it was obtained from the Company; (ii) was publicly available on the date of first receipt from the Company; (iv) has become generally known to the public in the United States through no fault of the Executive; (v) has been disclosed to Executive free of any obligation of confidentiality by a third party who has the right to disclose the same and who did not derive the information from the Company; or (vi) was independently developed by the Executive without the use of the Confidential Information.

         9. WORK PRODUCT. The Executive acknowledges that Work Product belongs solely to the Company.

                  (a) At the request of the Company, the Executive shall (i) promptly and fully inform the Company in writing of Work Product made, created or conceived during the Executive's employment, (ii) assign (and the Executive does hereby assign) to the Company all of his ownership in and rights to such Work Product, and (iii) assist the Company as requested during and after employment to evidence, perfect and enforce the rights of the Company in and ownership of such Work Product by promptly executing and delivering to the Company, the necessary written instruments and by performing such other acts as may be necessary, in the opinion of the Company, so as to enable the Company to obtain and maintain patent, copyright or other intellectual property rights in such Work Product and so as to vest the entire right and title thereto in the Company.

                  (b) Pursuant to the provisions of Minn. Stat. Section 181.78, the Company hereby notifies the Executive that this Section 9 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (i) which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the Executive for the Company.

         10. NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT. The Executive acknowledges and agrees with the Company that, during the course of the Executive's employment with the Company, the Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers and other business associates of the Company, which relationships constitute goodwill of the Company, and the Executive acknowledges and agrees that the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. The Executive accordingly covenants and agrees as follows:

                  (a) The Executive acknowledges that the Company currently conduct throughout the United States (the "Territory") the business of direct marketing merchandise and membership services including without limitation customer segmentation and modeling (the "Subject Business"). Accordingly, in consideration of the covenants of the Company pursuant to this Agreement, from the date hereof until the first anniversary of the Termination Date (the "Noncompete Period"), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in the Subject Business and markets programs, products or services similar to those of the Company as of the Termination Date, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person, provided that the aggregate ownership by the Executive of no more than two percent of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any Person in which the executive has any financial or other interest directly or indirectly enters into the Subject Business in the Territory during the Noncompete Period, the Executive shall divest all of his interest (other than any amount permitted under this paragraph) in such Person within 30 days after such Person enters into the Subject Business in the Territory.

                  (b) The Executive covenants and agrees that during the period commencing with the date of this Agreement and ending on the first anniversary of the Termination Date, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates employment with the Company, (ii) solicit any supplier to the Company as of the Termination Date to purchase or distribute information, products or services of or on behalf of the Executive or such other Person that are competitive with the information, products or services provided by the Company, or (iii) make any disparaging statements concerning the Company or its officers, directors or employees, to any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company, as such relationship relates to the Company's conduct of the Subject Business.

                  (c) The Executive understands that the foregoing restrictions may limit the Executive's ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Executive's education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

         11. REMEDIES. In the event of the violation or threatened violation by the Executive of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Company shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy, (ii) the right and remedy to terminate forthwith any payments or benefits required to be made or provided to the Executive hereunder upon violation by the Executive of any provisions of paragraphs 7, 9 or 10 hereof, but without limiting the Executive's obligations under paragraphs 7, 9 or 10 hereof, provided that all such payments shall be promptly paid over to the Executive if a court of competent jurisdiction determines that the Executive did not violate such provisions, (iii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits, other than those payable under this Agreement, derived or received by the Executive or the entity in competition with the Company as the result of any transactions constituting a breach of any part of paragraphs 7, 9 or 10 of this Agreement, and Executive agrees to account for and pay over to the Company such amounts promptly upon final determination by a court of competent jurisdiction,
(iv) the right to any and all damages available as a matter of law, and (v) if the Company is the prevailing party, costs and expenses incurred by the Company in pursuing its rights under this Agreement, including reasonable attorneys' fees and other litigation expenses.

         12. ARBITRATION. In the event of a dispute between the Company and the Executive regarding the Executive's failure to comply with the covenants contained in paragraphs 7, 9 or 10 of this Agreement for purposes of determining a basis for a termination for Cause pursuant to clause (v) of the definition thereof or regarding the entitlement of the Executive to benefits under paragraph 2(e) or the amount thereof, it is the intention of the parties that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides. Accordingly, any such matters shall be resolved by binding private arbitration before three arbitrators. Within 30 days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator. In the event the two arbitrators cannot agree upon the third arbitrator within 10 days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitrators shall apply the law of the State


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

of Minnesota. The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances. Any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within 10 days of the award. Either party may request arbitration by written notice to the other party.

         13. SEVERABILITY. Should any covenant, term or condition contained in this Agreement become or be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the court shall be requested to judicially modify such unenforceable provision consistent with the intent of this Agreement so that it shall be enforceable to the fullest extent possible.

         14. APPLICABLE LAW; JURISDICTION. This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota without regard to conflict of law provisions. The Executive hereby submits to the jurisdiction of, and waives any venue objections against, the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of paragraphs 7, 9 or 10 of this Agreement, and the Executive consents to the personal jurisdiction of such courts for such purposes.

         15. AMENDMENTS; WAIVERS This Agreement may be amended, modified, superseded or cancelled, and the terms or covenants waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the Company. The failure to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any term, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach, or a waiver of the breach of any other term contained in this Agreement.

         16. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. The Executive's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

         17. TERM OF AGREEMENT; SURVIVAL. Unless earlier terminated pursuant to paragraph 2 hereof, this Agreement shall terminate on the second anniversary of a Change in Control, provided that the obligations of the Executive under paragraphs 7 and 9 shall continue forever and the obligations of the Executive under paragraph 10 shall continue for the period stated therein. The rights and obligations of the parties pursuant to this Agreement shall survive the Termination Date to the extent that any performance is required hereunder after the expiration or termination of such term.

         18. NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Chief Financial Officer) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to the Executive's last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Chief Financial Officer, or to such other address as the party to be notified may specify by written notice to the other party.

         19. CONSTRUCTION. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                       DAMARK INTERNATIONAL, INC.



                                       By:  /s/ George S. Richards
                                          -------------------------------
                                       Its:
                                          -------------------------------

                                       EXECUTIVE


                                       /s/ Kim Mageau
                                       ----------------------------------
                                       Name:  Kim Mageau


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


                                    EXHIBIT A

                         CALCULATION OF GROSS-UP PAYMENT

         Pursuant to Section 3 of the Change of Control, Confidentiality and Noncompete Agreement to which this Exhibit A is attached, a gross-up payment shall be paid to the Executive by the Company within the time period specified in the Agreement for the amount of excise tax incurred by the Executive as a result of Internal Revenue Code Section 4999. The following is an example of the result intended by Section 3 of the Agreement.

Definition of terms:

         G=       Gross-up payment due,
         P=       Amount of the parachute payment,
         B=       Base amount,
         R=       Aggregate applicable Federal and State (net of
                  Federal benefit) income tax rate

Example assumptions:

         G=       X,
         P=       $800,000,
         B=       $200,000, and
         R=       .4

Based upon the assumptions listed, the gross-up payment is calculated as follows:

         G=       (.2P - .2B) / (.8-R)
         G=       [(.2($800,000) - .2($200,000)] / (.8 - .4)
         G=       ($160,000 - $40,000) / .4
         G=       $120,000 / .4
         G=       $300,000


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